EXHIBIT 10.1










                              QUARTER CLAIM DEEMED
                              PRODUCTION AGREEMENT






                            HOMESTAKE MINING COMPANY









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         AMENDMENT made this 4th day of July,  1995  ("Effective  Date") between
Homestake Canada Inc.,  successor in interest to International  Corona Resources
Ltd.   ("Homestake"),   Teck  Corporation   ("Teck")  (Homestake  and  Teck  are
collectively referred to herein as "T/H") and Hemlo Gold Mines Inc., successor in interest to Noranda Exploration Company Limited (N.P.L.) ("Hemlo") to that certain Agreement between Teck Corporation , International Corona Resources Ltd., and Noranda Exploration Company Limited (N.P.L.) made as of January 25, 1983 and amended December 1, 1983 (the "Agreement").

         WHEREAS, the Agreement contained an option in favor of Hemlo to acquire certain mineral property defined therein as the Optioned Property and Hemlo, pursuant to exercise of the option, became the owner of the Optioned Property (hereinafter referred to as the "Quarter Claim") on terms and conditions set out in the Agreement, including but not limited to the obligation to pay to T/H a 50% Net Profits Royalty and the obligation to provide hoisting and milling capacity to T/H through facilities of Hemlo; and,

         WHEREAS, for the term hereof T/H and Hemlo desire to (i) modify the manner in which the 50% Net Profits Royalty is calculated and paid such that Hemlo will pay and T/H will receive monthly payments based on estimates of reserves, grades, production rates and costs provided by Hemlo on the Effective Date without respect to Hemlo's actual rate of production and sale of gold from the Quarter Claim and (ii) make other amendments contained herein;

         THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties do agree as follows:

     1. Definitions. For the purposes of this Amendment, including the Schedules attached hereto, the following words and expressions shall have the following meanings with respect to the Quarter Claim. All capitalized words and terms not defined herein shall have the same meanings as are ascribed to them in the Agreement.

                 (a) "Deemed Gold Production" shall mean the number of troy ounces of gold for which the Royalty shall be calculated and paid pursuant to this Amendment. For each month while this Amendment is in effect, such number shall be the product of (i) the Deemed Production Rate, (ii) the number of calendar days in the same month and (iii) the Production Factor.

                 (b) "Deemed Production Rate" shall mean 453.59 metric tonnes of ore per day.

                 (c) "Deemed Production Costs" shall mean the product of Deemed Unit Production Costs and the Deemed Production Rate.

                 (d) "Deemed Unit Production Costs" shall mean C$57.40 per metric tonne as shown in the last line of the Column on Schedule B entitled "Total Cost per Tonne to Recover

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Gold ($C/T)" as that amount may be adjusted for Escalation.  Hemlo  acknowledges that such Costs include a component for all costs, charges, and fees included in the Agreement as Operating Costs.

                 (e) "Deemed Revenue" shall mean that sum of money equal to Deemed Gold Production for the month for which the Royalty is being calculated multiplied by the average of the London final daily quotation per ounce of gold for each trading day in the same month and converted from U. S. dollars into Canadian dollars at a rate of exchange equal to the average of the daily Bank of Canada noon rates of exchange between U. S. and Canadian dollars for each business day in such month. No adjustment shall be made to Deemed Revenue on account of silver.

                 (f) "Deemed Third Party Royalty" means for the period for which it is being calculated the amount that would be payable for the same period pursuant to the Third Party Royalty if such Third Party Royalty were calculated on the basis of Deemed Gold Production, Deemed Revenue, and Deemed Production Costs for the same period.

                 (g) "Escalation" shall mean the amount by which Deemed Unit Production Costs may be increased or decreased annually in accordance with Schedule A and commencing as of January 1, 1996.

                 (h) "Estimated Production" shall mean the 304,976 troy ounces of gold estimated by Hemlo to be recovered from the Quarter Claim after January 1, 1995 as shown in the last line of the column on Schedule B entitled "Estimated Ounces Recovered".

                 (i) "Production Factor" shall mean 0.27377 and was derived by dividing the total number of ounces shown in the last line of the Column on Schedule B entitled "Estimated Ounces Recovered" by the total number of tonnes shown in the last line of the Column on Schedule B entitled "Estimated Mined Tonnes".

                 (j) "Royalty" means the 50% Net Profits Royalty payable to T/H as provided in the Agreement and modified in this Amendment. The Royalty is calculated and paid as provided in Section 3 of this Amendment.

                 (k) "Third Party Royalty" shall mean that 3% net smelter royalty referred to in the Agreement determined in accordance with that agreement made the 30th day of September, 1980 between 435198 Ontario Corp. and International Corona Resources Ltd., as amended.

                 (l) "Third Party Royalty Agreement" shall mean that agreement referred to in Section 1(k).

     2.  Representations.


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                  (a) Hemlo  represents to T/H that Schedule B contains  Hemlo's good faith estimates as of January 1, 1995 of reserves, grade, contained ounces, minable tonnes, ounces to be recovered, and costs with respect to the remaining mine life of the Quarter Claim at the time of Hemlo's execution of this Amendment. T/H acknowledges that T/H has reviewed those estimates and entered into this Amendment after making independent analysis based on such estimates. Hemlo acknowledges that T/H relies upon the underlying factual information contained in such estimates in entering into this Amendment.

                  (b) Hemlo represents to T/H that T/H, and T/H represents to Hemlo that Hemlo, is not in breach of the Agreement and that the Agreement is valid and enforceable pursuant to its terms.

     3.  Net Profits Royalty Calculation and Payment.

                  (a) Commencing as of January 1, 1995, Hemlo shall pay the Royalty to T/H until Hemlo has paid the Royalty with respect to cumulative Deemed Gold Production equal to 95% of Estimated Production (which number, for greater clarity, is equal to 289,727 troy ounces of gold).


                  (b) The Royalty shall be calculated for any month by subtracting from Deemed Revenue the sum of (i) Deemed Production Costs for such month, (ii) Hemlo's estimate of Ontario Mining Taxes payable with respect to such month, (iii) Deemed Third Party Royalty, and (iv) an amount equivalent to deductions that would have been appropriate under the Agreement for Post Production Capital Expenditures, Interest Charges, and Reserve Charges, if any, and multiplying the remainder by .50. With respect to the calendar month in which cumulative Deemed Gold Production equals 95% of Estimated Production, the Royalty shall be adjusted as is appropriate to reflect the number of ounces of Deemed Gold Production in that month required to reach such 95%.

                  (c) Payment of the Royalty for each month shall be made not later than the 20th day of the following month.

                  (d) Hemlo shall provide T/H with each Royalty payment details of its calculation showing monthly and cumulative Deemed Gold Production, the applicable gold price and exchange rates, the monthly and cumulative Deemed Third Party Royalty, and any estimated Ontario Mining Taxes deducted.

                  (e) T/H shall have no obligation or liability of any kind to Hemlo, including but not limited to the refund or payment of any Royalty, in the event that the actual number of troy ounces of gold actually produced from the Quarter Claim on and after January 1, 1995 is for any reason less than 95% of Estimated Production.

     4. Actual Rates of Production; Suspension of Certain Obligations. Hemlo's obligations


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to (i)  provide  hoisting  and milling  capacity  for the benefit of the Quarter
Claim and (ii) mine and process ore from the Quarter Claim, as provided in the Agreement, shall be suspended from January 1, 1995 until this Amendment terminates. Until this Amendment terminates Hemlo shall have the right to mine and mill ore from the Quarter Claim, and recover and sell gold therefrom, at rates determined by Hemlo in its sole discretion; provided, however, that Hemlo shall at all times carry out all mining, milling, and other operations in a good and minerlike fashion and in accordance with applicable laws and regulations and shall make all Third Party Royalty payments when due and shall defend, indemnify and hold T/H harmless against any cost, loss, damage or liability arising from Hemlo's failure to comply with the terms and provisions of the Third Party Royalty Agreement.

     5.  Termination of Amendment; Subsequent Reduction of Net Profits Royalty.

                  This Amendment shall terminate on the day that the cumulative number of troy ounces of gold actually recovered from the Quarter Claim after January 1, 1995 is equal to 95% of Estimated Production (which number, for greater clarity, is equal to 289,727 troy ounces of gold). Upon termination of this Amendment the rights and duties of the parties shall continue to be governed by the Agreement, including but not limited to its provisions regarding payment of the Royalty and the obligations to provide T/H with hoisting and milling capacities, without regard to the provisions of this Amendment except that the Royalty payable to T/H shall be reduced in perpetuity from 50% to 40%. For greater clarity, in the event that the actual production of precious metals (including gold and silver) from the Quarter Claim continues after termination of this Amendment, the rights and duties of T/H and Hemlo to each other with respect to the royalty payable to T/H on such production shall be governed by the Agreement and not by this Amendment except that the Royalty on all such production shall be 40%.

     6.  Escalation.

                (a) Not later than March 31st of each year Deemed Unit Production costs shall be increased or decreased annually in accordance with Schedule A. Each such increase or decrease shall be retroactively effective as of January 1 of the same year.

                (b) If either party believes that extraordinary events affecting costs or material changes in accounting practices at the Golden Giant Mine or the Williams Mine render the annual Escalation calculated pursuant to Schedule A materially inappropriate for the purpose intended, such party shall notify the other in writing. Within fifteen (15) days of the receipt of such notice by the other party, both parties shall meet to try to agree on appropriate Escalation for the relevant time period. If the parties do not so agree within thirty (30) days following such meeting, the parties shall arbitrate such Escalation before a single arbitrator experienced in the matter of mining and milling costs, appointed by the President of the Canadian Institute of Mining and Metallurgy, whose decision shall be final and binding upon the parties. Each party shall submit a written proposal for such Escalation to the arbitrator within twenty
(20) days of the arbitrator's appointment along with a justification therefor, including within such submittal all relevant costs


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for from the Golden  Giant or Williams  Mine as the case may be. The  arbitrator shall select either the Hemlo or the T/H proposal, whichever he deems to more reasonably reflect changes in costs that do or should apply to production from the Quarter Claim.

     7. Records. Hemlo shall keep and maintain (i) records of actual production from the Quarter Claim, including records of the quantities of tonnes mined and milled and the number of ounces of gold recovered therefrom and (ii) such accounting and financial records as are necessary to calculate Escalation. Hemlo shall report such records of production to T/H on a regular basis not less frequently than annually and make all such production, accounting and financial records available for inspection and copying by T/H from time to time as T/H may request.

     8. Governing Law. This Amendment shall be governed in accordance with the laws of the Province of Ontario.

     9. Effect. This Amendment shall not be construed by implication to deprive any party of any right to which it is expressly entitled under the Agreement. The parties acknowledge that the Agreement is a valid and subsisting agreement and, agree that, except as expressly amended herein, the Agreement shall remain in full force and effect.

     10. Successors. This Amendment shall extend to and bind the parties hereto and their respective successors and permitted assigns.

     11. Notices. Notices given and payments made pursuant to this Amendment shall be given and made by personal delivery, mail, or (except for payment) facsimile transmission as follows:

Notices:

         Teck Corporation:                           Hemlo Gold Mines Inc.:
         200 Burrard Street                 Suite 2902
         Vancouver, B.C. VC6 1G8            1 Adelaide Street East
                                                     Toronto, Ontario M5C 2Z9
         Attn:    Senior Vice-President     Attn:    John Keyes
                  Mining
         FAX:     604-687-6100              FAX:     807-238-1013


         Homestake Canada Inc.
         1000-700 West Pender Street
         Vancouver, B.C V6C 1G8
         Attn:    President
         FAX:  604-684-9831


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         Royalty   payments  shall  be  made  in  accordance   with   reasonable
instructions to Hemlo from Teck and Homestake. Until further notice Royalty payments shall be make to Teck for the benefit of Homestake and Teck.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.






For Homestake Canada Inc.               For Hemlo Gold Mines Inc.


By:  _______________________            By:  _______________________
Its:                                    Its:




For Teck Corporation


By:  _______________________
Its:

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